Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement dated August 20, 2020 and related Prospectus of Tanzanian Gold Corporation relating to the issue and sale of up to 24,002,037 of its common shares and to the incorporation by reference therein of our report dated November 29, 2019, except for the effects of the restatement as discussed in Note 2 and Gold Bullion Loans as discussed in Note 21 to the consolidated financial statements, as to which the date is August 10, 2020, relating to the consolidated financial statements and schedules of Tanzanian Gold Corporation included in its Annual Report (Form 20-F) for the years ended August 31, 2019, 2018, and 2017 as amended, filed with the Securities and Exchange Commission.

/s/ Dale Matheson Carr-Hilton Labonte LLP

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, BC

August 20, 2020